August 25, 2003

P-Com, Inc.
3175 S. Winchester Blvd.
Campbell, CA 95008

Gentleman:

This letter Agreement (the "Agreement") confirms the engagement of Burnham Hill Partners ("BHP"),a division of Pali Capital, Inc., by P-Com, Inc. (the "Company") 1) to act as its exclusive placement agent in connection with sale of securities, including the recapitalization financing which is currently anticipated to be a private placement of $5-7 million of Series C Convertible Preferred Stock and Warrants (the "Recapitalization Financing") and 2) its non-exclusive (other than in connection with a transaction with PCTEL, Inc, which shall be exclusive to BHP) financial advisor in connection with potential strategic transactions which may include an acquisition, partnership, strategic alliance, merger, or sale (each a "Strategic Transaction"). Excluded from the definition of Strategic Transaction shall be any transaction with Speedcom, Inc. and Witcom, Inc. As part of our engagement, we will:

(a) assist you in analyzing and evaluating the business, operations and financial position of each suitable Prospect;

(b) assist the Company with its due diligence efforts related to each potential Strategic Transaction;

(c) assist the Company in structuring and negotiating each Strategic Transaction; and,

(d) be available at your request to meet with your Board of Directors to discuss any proposed Strategic Transaction and its financial implications..

As compensation for a completed Strategic Transaction under this Agreement, the Company agrees to pay BHP a cash fee equal to 2.00% for the first $50,000,000 in aggregate consideration and 1.25% for aggregate consideration in excess of $50,000,000. In the event that another party acts as financial advisor to the Company in connection with a Strategic Transaction prior to the expiration of the Tail Period, the Company shall seek to engage BHP to provide a fairness opinion for the Strategic Transaction. If BHP elects to accept such engagement, BHP shall receive a fee to be negotiated in good faith based on industry standard fees for such engagements.

As compensation in connection with the Recapitalization Financing, the Company shall pay 1) a cash fee equal to 10% of the gross proceeds received by the Company and 4% of the cash proceeds received by the Company upon the cash exercise of Warrants issued in the Recapitalization Financing and related transactions and 2) a Placement Agent Warrant Fee equal to 15% of the common shares underlying the Series C Preferred. The Placement Agent Warrants shall be exercisable at the conversion price of the Series C and shall expire five years from the issuance date. The shares underlying the Placement Agent Warrants shall have standard piggyback registration rights, shall have a cashless exercise provision, shall be non-redeemable and shall be included in the registration statement covering the shares issued in the Recapitalization Financing.

Compensation in connection with a financing occurring subsequent to the Recapitalization Financing (a "Subsequent Financing") shall be seven (7%) percent cash commission and ten (10%) percent Placement Agent Warrant Fee.

The Company shall provide to BHP periodic reimbursement of all out-of-pocket expenses, which amount shall not exceed $10,000 without the prior written approval of the Company.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by recognized overnight courier or personally delivered (a) if to the Company, to P-Com's office at 3175 S. Winchester Blvd. Campbell, CA 95008. Attention: George Roberts, President and Chief Executive Officer; and (b) if to BHP, to its office at 570 Lexington Avenue, New York, NY 10022. Attention: Jason Adelman, Managing Director.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, BHP may not be otherwise referred to without its prior written consent. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter Agreement, dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.

BHP's engagement hereunder shall expire nine (9) months from the date of this Agreement. The period up to the expiration date is defined as the "Authorization Period". Provided however, that upon the expiration, BHP will continue to be entitled to its full fees provided for herein in the event that at any time prior to the expiration of twelve (12) months after such expiration (the "Tail Period") a Financing involving the Company occurs which involves a party (including affiliates) that invested in P-Com during the Authorization Period or a Strategic Transaction occurs with a party where BHP was acting as financial advisor on behalf of the Company. Additionally, if prior to the expiration of the Tail Period, the Company undertakes an underwritten public offering, BHP shall have the right participate in such underwriting in an amount to be negotiated in good faith between BHP and the managing underwriter.

BHP is currently division of Pali Capital Inc., a European American Investment Group Company. This engagement hereunder shall remain in full force and effect through the term of this agreement in the event that BHP becomes an independent entity through the term of this Agreement. In connection with this engagement, BHP is acting as an independent contractor with duties owing solely to the Company. Our engagement by the Company is for the limited purposes set forth in this letter, and the rights and obligations of each of BHP and the Company are defined by this letter Agreement. Each of BHP and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

This letter and the indemnification Agreement contain the entire Agreement of the parties with respect to the subject matter hereof and supersede and take precedence over all prior Agreements or understandings, whether oral or written, between BHP and the Company. The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the indemnification Agreement, which shall remain in full force and effect.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

                                        Very truly yours,

                                        Burnham Hill Partners


                                        By:
                                           -------------------------------------
                                           Name:

Accepted and Agreed to as of the date first written above:

P-Com, Inc.

By:
    -------------------------------
    Name:  Daniel Rumsey
    Title: Vice President - General Counsel